Exhibit 4.39

Confirmed Copy

Share Pledge Agreement – Execution Version

Share Pledge Agreement

dated	14 August 2009

between	CEMEX S.A.B. de C.V.

Av Constitution 444 Pte. Col. Centro, C.P. 64000, Monterrey, N.L. Mexico

hereinafter: “CEMEX”

and	CEMEX Mexico, S.A. de C.V.

Av Constitution 444 Pte. Col. Centro, C.P. 64000, Monterrey, N.L. Mexico

hereinafter: “CEMEX Mexico”

and	Interamerican Investments Inc.

1209 Orange Street, Wilmington, County of New Castle, 19801 Delaware USA

hereinafter: “Interamerican”

and	Empresas Tolteca de Mexico, S.A. de C.V.

Av Constitution 444 Pte. Col. Centro, C.P. 64000, Monterrey, N.L., Mexico

hereinafter: “Tolteca”

(CEMEX, CEMEX Mexico, Interamerican and Tolteca collectively referred to as the “Pledgors”)

on the one side

and	Wilmington Trust (London) Limited

Fifth Floor 6 Broad Street Place London EC2M 7JH United Kingdom

hereinafter: the “Security Agent”

acting in its capacity as security agent and acting in the name and on behalf of the Pledgees (as defined herein)

on the other side

concerning	99.57% of the shares of CEMEX TRADEMARKS HOLDING Ltd.

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Table of Contents

List of Annexes		2
Whereas		3
1.	Definitions and Construction	3
2.	Pledge of Shares	5
	2.1 Object of Pledge	5
	2.2 Secured Obligations	5
3.	Delivery of Documents	6
4.	Transfer of Future Shares	6
5.	Shareholder Rights	6
	5.1 Subscription Rights	6
	5.2 Dividends	7
	5.3 Voting Rights	7
6.	Representations and Warranties	8
7.	Undertakings	9
8.	Realization of Pledge	10
9.	Release of Pledge	11
10.	Position of the Security Agent	11
11.	Transfer of Rights and Obligations	12
12.	Indemnification	12
13.	General Provisions	12
	13.1 Costs and Expenses	12
	13.2 Notices	12
	13.3 Entire Agreement	13
	13.4 Amendments and Waivers	13
	13.5 Severability	13
	13.6 Remedies Cumulative	13
	13.7 Continuing Security	13
14.	Governing Law and Jurisdiction	13
	14.1 Governing Law	13
	14.2 Jurisdiction	13

List of Annexes
Annex 1	Details of Existing Shares

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This share pledge agreement (the “Agreement”) is made as of                     2009 by and between CEMEX, CEMEX Mexico, Interamerican and Tolteca (the “Pledgors”) and Wilmington Trust (London) Limited (the “Security Agent”), acting in its capacity as security agent and acting in the name and on behalf of the Pledgees.

Whereas

A)

Pursuant to a financing agreement (the “Financing Agreement”), dated on or about today’s date and as further amended from time to time), made between, inter alia, CEMEX, as Original Borrower and Original Guarantor, and certain of its subsidiaries as Original Borrowers, Original Guarantors and Original Security Providers, Citibank International plc, as Administrative Agent, Wilmington Trust (London) Limited, as Security Agent, and the Participating Creditors (all as defined in the Financing Agreement), the Participating Creditors have agreed to continue to make available the Facilities (as defined in the Financing Agreement).

B)

The Participating Creditors, the Original Debtors, Citibank International plc, as Administrative Agent, Wilmington Trust (London) Limited, as Security Agent, and others entered into an intercreditor agreement (the “Intercreditor Agreement”) dated on or about today’s date.

C)

The Pledgors own 1’938’958’014 issued registered shares (Namenaktien) in CEMEX TRADEMARKS HOLDING Ltd. (the “Company”) (representing 99.57% of the issued share capital of the Company a company incorporated under the laws of Switzerland, having its registered office at Römerstrasse 13, 2555 Brügg bei Biel, Switzerland.

D)	As of the date hereof, the Company has an issued share capital of CHF 1’947’382’051.00, divided into 1’947’382’051 freely transferable registered shares (Namenaktien) with a par value of CHF 1 each.

E)

In order to provide security in accordance with the Financing Agreement and the Intercreditor Agreement, each of the Pledgors wishes to pledge all of its shares in the Company in favor of each of the Pledgees.

F)

The Security Agent has been duly appointed under the Financing Agreement and the Intercreditor Agreement, to act as security agent and shall act in its capacity as security agent and in the name and on behalf of the Pledgees in the execution, delivery and performance of this Agreement and shall exercise the rights of the Pledgees arising hereunder as their direct representative (direkter Stellvertreter).

Now, therefore, the Parties hereto agree as follows:

1.	Definitions and Construction

Unless defined otherwise hereinafter and except to the extent that the context requires otherwise, capitalized terms used in this Agreement shall have the meanings assigned to them in the Financing Agreement.

Agreement	means this share pledge agreement.

Article	means any of the articles of this Agreement.

CO	means the Swiss Code of Obligations (Schweizerisches Obligationenrecht, OR).

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Company	shall have the meaning set forth in Recital C of this Agreement.

DEBA	means the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs, SchKG).

Dividends	means all dividend payments by the Company in respect of the Shares whether in cash or in the form of Shares or Participation Rights or in any other form.

Enforcement Event	shall have the meaning set forth in the Intercreditor Agreement.

Event of Default	shall have the meaning set forth in the Financing Agreement.

Existing Shares

means 1’938’958’014 fully paid registered shares (Namenaktien) of the Company with a par value of CHF 1 each, all held by the Pledgors as of the date of this Agreement, together with all Related Rights.

Financing Agreement	shall have the meaning set forth in Recital A of this Agreement.

Future Shares

means any shares or Participation Rights Issued in addition to or in exchange for or as a surrogate for the Existing Shares by the Company in whatever nominal value, which the Pledgors may acquire by way of subscription or otherwise subsequent to the date of this Agreement, together with all Related Rights.

Instructing Group	shall have the meaning set forth in the Intercreditor Agreement.

Intercreditory Agreement	shall have the meaning set forth in Recital B of this Agreement.

Participation Rights

means participation certificates (Partizipationsscheine) and profit sharing certificates (Genussscheine) within the meaning of articles 656a et seq. and articles 657 CO of the Company to be issued in the future.

Party	means any party of this Agreement.

Permitted Reorganisation	has the meaning given to it in the Financing Agreement.

Pledge	shall have the meaning set forth in Article 2.1.

Pledgees	means the Secured Parties from time to time.

Related Rights

means, in relation to the Shares, all Dividends, interest and other distributions paid or payable after the date hereof, i.e., whether in cash or in kind and all shares, securities (including any convertible debt instruments,

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warrants and the dividends, interest and other distributions thereon), rights, money and property accruing or offered at any time by way of redemption, bonus, preference, option rights or otherwise to or in respect of any of the Shares, including any present or future right to purchase, subscribe or otherwise have shares issued in the Company, or in substitution or exchange for any of the Shares and any and all administrative and financial rights related to the Shares, including but not limited to, voting rights and rights to dividend in respect of the Shares.

Release Date	means the date on which the Transaction Security shall be automatically released pursuant to clause 8.2 of the Intercreditor Agreement.

Secured Documents	means each Debt Document as defined in the Intercreditor Agreement.

Secured Obligations

shall have the meaning set forth in the Intercreditor Agreement and, in addition, means amounts owed by any Obligor pursuant to the Financing Agreement to the Security Agent under clause 10.2 (Finance Parallel Debt (Covenant to pay to the Security Agent)) and clause 10.3 (Notes Parallel Debt (Covenant to pay to the Security Agent)) of the Intercreditor Agreement.

Secured Parties	shall have the meaning set forth in the Intercreditor Agreement.

Shares	means the Existing Shares and any Future Shares collectively.

Subscription Right

means the Pledgors’ preemptive rights (Bezugsrechte) and the advance subscription rights (Vorwegzeichnungsrechte) in connection with the issuance of Shares or Participation Rights, or the creation of authorized or conditional share capital by the Company.

2.	Pledge of Shares

2.1	Object of Pledge

The Pledgors hereby agree to pledge and hereby pledge to each Pledgee (for this purpose being represented by the Security Agent) individually all Shares, Subscription Rights and Related Rights (free and clear of any pledges, liens, rights of set-off or other third party rights of any nature) as a first ranking security (the “Pledge”).

2.2	Secured Obligations

The Pledge shall serve as a first ranking security to each of the Pledgees for the Secured Obligations.

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3.	Delivery of Documents

On the date hereof, the Pledgor shall deliver to the Security Agent the following documents:

a)

(i) a copy, certified by a Mexican notary public, of the by-laws (estatutos sociales) in effect of each of the Cemex, Cemex Mexico, Tolteca and (ii) copies of the articles of incorporation and the by-laws in effect for Interamerican, as well as the original certificate of good standing of Interamerican from the Secretary of State of the State of Delaware, dated the date hereof;

b)

a photocopy of the resolution of the board of directors, or, in relation to each of CEMEX, CEMEX Mexico and Tolteca, of the powers-of-attorney, with authority for acts of domain (actos de dominio), for the officers, of each of the Pledgors wherein the entry into this Agreement and the granting of the Pledge as provided for hereunder is duly approved;

c)	the original of the share certificates representing the Existing Shares as specified in Annex 1, duly endorsed in blank, with duly preceding endorsements (vollständige Indossamentenkette); and

d)

a photocopy of the share register (Aktienbuch) of the Company evidencing that (i) the Pledgors are registered as shareholders with voting rights with respect to the Existing Shares and (ii) the Shares are pledged to the Pledgees according to this Agreement.

For so long as the Pledge shall remain in effect, each of the Pledgors shall continue to be registered as the shareholder with voting rights in the share register of the Company with respect to the Existing Shares. Upon the occurrence of an Enforcement Event, the Security Agent shall, following receipt of express written instructions from the Instructing Group or otherwise in accordance with the terms of the Intercreditor Agreement, be entitled, but not obligated, to exercise the voting rights in accordance with Article 5.3.

4.	Transfer of Future Shares

Each of the Pledgors shall, and shall procure (or the Security Agent on its behalf) that the Company will, promptly upon the accrual, offer or issue of any Future Shares duly transfer to the Security Agent all share certificates and other documents representing such Future Shares, in the case of registered shares, by share certificates duly endorsed in blank.

5.	Shareholder Rights

5.1	Subscription Rights

As long as no Enforcement Event has occurred, the right to exercise the pledged Subscription Rights shall remain with each Pledgor, provided, however, that all Shares, Participation Rights and other rights and interests acquired by the Pledgors upon exercise of Subscription Rights shall be pledged pursuant to Article 2.1 and all share certificates and other documents representing such Shares, Participation Rights and other rights and interests shall be transferred to the Security Agent pursuant to Article 4.

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In case a Pledgor does not intend to exercise any Subscription Rights, each of the Pledgors herewith agrees to assign and herewith assigns such Subscription Rights free of charge to the Security Agent and the Security Agent shall be entitled, but not obliged, to exercise such Subscription Rights. For that purpose, the Pledgors shall promptly do all acts and things and permit all acts and things to be done which are necessary for the Security Agent to exercise such Subscription Rights (for the avoidance of doubt, not including the payment of the subscription price).

The Pledgors shall notify the Security Agent, in writing, promptly of any grant of Subscription Rights and each of the Pledgors undertakes to notify the Security Agent of any intention not to exercise Subscription Rights not less than 20 Business Days prior to expiration of the right to exercise such Subscription Rights.

Upon the occurrence of an Enforcement Event, the Security Agent shall be entitled, but not obligated, to exercise the Subscription Rights. For that purpose, each of the Pledgors shall promptly do all acts and things (for the avoidance of doubt, not including the payment of the subscription price) and permit all acts and things to be done which are necessary for the Security Agent to exercise the Subscription Rights.

5.2	Dividends

As long as no Enforcement Event has occurred, each Pledgor shall be entitled to receive and retain all Dividends.

Upon the occurrence of an Enforcement Event, the Security Agent shall be entitled to receive and retain all Dividends. For that purpose, each of the Pledgors shall promptly (i) pay any moneys subsequently distributed and received by the Pledgors as Dividends (net of any tax) in respect of the Shares to the Security Agent and (ii), to the extent permitted by law, do all acts and things and permit all acts and things to be done which are necessary to enable the Security Agent to collect such Dividends directly from the Company; dividends in the form of Shares or Participation Rights shall be deemed Future Shares and be subject to Article 4.

5.3	Voting Rights

As long as no Enforcement Event has occurred, all voting rights in the Shares shall remain with the Pledgors.

When exercising (or failing to exercise) the voting rights in the Shares, each of the Pledgors shall act:

a)	in a manner that is not inconsistent with the Financing Agreement, the Intercreditor Agreement, this Agreement (in particular Article 7) and any other Secured Document; and

b)	in a manner that would not intentionally be prejudicial to the validity and enforceability of the Pledge or cause an Event of Default or Enforcement Event to occur.

Upon the occurrence of an Enforcement Event, the Security Agent shall have the right (but not the obligation) to exercise the voting rights in the Shares after obtaining express written instructions from the Instructing Group or otherwise in accordance with the terms of the Intercreditor Agreement at its discretion. For that purpose, each of the Pledgors shall promptly (i) execute any and all proxies in favor of the Security Agent or any person designated by the Security Agent and (ii) do all

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acts and things and permit all acts and things to be done which are necessary for the Security Agent or the person designated by the Security Agent to exercise its voting rights in the Shares.

6.	Representations and Warranties

Each of the Pledgors hereby represents and warrants to the Pledgees that as of the date of this Agreement:

a)	the documents referred to in Articles 3a), 3c) and 3d) are accurate, complete and up-to-date;

b)

the resolutions referred to in Article 3b) have been duly passed in meetings duly convened or by circular resolutions duly taken, accurately reflect the resolutions and other matters reflected therein and are in full force and effect and have not been revoked or amended;

c)

it is a company, duly formed and validly existing pursuant to the laws of the United Mexican States (in respect of CEMEX, CEMEX Mexico and Tolteca) and the State of Delaware (in respect of Interamerican);

d)	its representative is duly authorized to enter into this Agreement, which authority has not been revoked or modified in any manner whatsoever;

e)	the execution of, and performance of its obligations under, this Agreement by each Pledgor has been duly authorized by all necessary corporate action on behalf of the Pledgor;

f)

the execution of, and performance of its obligations under, this Agreement by each Pledgor does not contravene or violate any Mexican or Swiss law, authorization or order applicable to that Pledgor in any material respect;

g)

no shareholders’ meeting or board meeting of the Company or any of the Pledgors has been held in which resolutions were passed or approved that could negatively affect the security interest created under this Agreement or any other right of the Pledgees under this Agreement;

h)

no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge of the Shares pursuant hereto or for the execution, delivery or performance of this Agreement by it, (ii) for the perfection or maintenance of the pledge created hereby (including the first priority nature of such pledge) or (iii) for the exercise by the Security Agent or the Pledgees of its/their rights provided for in this Agreement or the remedies in respect of the Shares pursuant to this Agreement;

i)	the Existing Shares set forth in Annex 1 are duly and validly issued by the Company, are fully paid and constitute 99.57% of the issued and outstanding shares of the Company;

j)

each Pledgor is the sole legal and beneficial owner of its portion of the Existing Shares as set forth in Annex 1, which are free and clear of any pledges, liens, encumbrances, or other interests or third party rights of any nature other than the Pledge created hereunder;

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k)	the Company has not created any authorized or conditional share capital or granted any options for the acquisition of Shares; and

l)

this Agreement (i) constitutes legal and valid obligations binding on each of the Pledgors, (ii) is, subject to the transfer of the Existing Shares from the Pledgors to the Security Agent (which, for the avoidance of doubt, shall take place simultaneously with the signing of this Agreement), an effective and perfected first ranking security over the Existing Shares securing the Secured Obligations, and (iii) is enforceable against any of the Pledgors in accordance with its terms;

m)

acknowledges and understands that the Security Agent appears in its capacity as security agent, on behalf and for the benefit of the Pledgees, in accordance with the terms of the Financing Agreement and the Intercreditor Agreement;

n)

acknowledges and understands the terms of the Financing Agreement and the Intercreditor Agreement, as well as the amounts due and payable to the Secured Parties under the Debt Documents by it and the other Obligors (as such term is defined in the Financing Agreement), and agrees that the pledge created hereunder secures, among others, the payment of such amounts; and

o)	each of CEMEX Mexico and Tolteca acknowledges that by virtue of the Financing Agreement and this Agreement it will obtain a direct benefit for its business and operations.

7.	Undertakings

Each of the Pledgors hereby undertakes not to enter into any legal instrument relating to, or granting any pledge, lien, encumbrance, or other interest or third party right over the Shares.

In addition, except in accordance with the terms of the Financing Agreement and any other Secured Document and for as long as the Pledge remains in effect, each of the Pledgors hereby undertakes:

a)

not to dispose of, transfer or assign the Shares or take any other action with respect to the Shares (other than in accordance with the Permitted Reorganisation) that would jeopardize (i) any rights of the Pledgees under this Agreement or any other Secured Document or (ii) the validity and enforceability of the Pledge;

b)	not to revoke or amend the board resolution referred to in Article 3b);

c)	not to vote in favor of any resolution with regard to the Company whereby:

(i)	the Existing Shares would be modified or altered; or

(ii)	the transferability of the Shares would be restricted in any way;

d)

to promptly inform the Security Agent, in writing, (i) if a third party claims or pretends to own any of the Shares and (ii) of all circumstances concerning the Company which might materially adversely affect the validity or enforceability of the Pledge;

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e)

to enter into and to procure the perfection of additional pledge agreements (at its own cost and expense), if and to the extent that a pledge of certain Related Rights requires, as a matter of law, the execution and perfection of a specific pledge agreement for such Related Rights;

f)

to do all acts and things necessary (at its own cost and expense) in case of a realization of the Pledge, and procure that any acts and things be done (at its own cost and expense) to properly effect any transfer of the Shares to a new owner, free of any pledge, lien, encumbrance, or other interest or third party right of any nature on any of the Shares so transferred and, in the case of registered shares, to procure that the board of directors of the respective Company register such new owner as new shareholder of the Company with voting rights;

g)

to promptly execute such further documents and do such further acts (at its own cost and expense) which the Pledgees may reasonably require for the purpose of the creation, perfection, protection and realization of the Pledge.

8.	Realization of Pledge

Upon the occurrence of an Enforcement Event and subject to the Intercreditor Agreement (in particular clauses 6 and 10 thereof), the Security Agent shall, after obtaining express written instructions from the Instructing Group or otherwise in accordance with the terms of the Intercreditor Agreement, have the right, but not the obligation, to enforce the Pledge created pursuant to this Agreement, by liquidation of the Shares in full or in part through an auction or a private sale (Private Verwertung) or acquisition of the Shares for the Security Agent’s or any other Pledgee’s account (Selbsteintritt), in each case without having to initiate proceedings under, and without regard to the formalities provided in, the DEBA and, to the extent legally permissible, without having to give prior notice to the Pledgors.

In case of an acquisition of the Shares for the Security Agent’s or any other Pledgee’s account (Selbsteintritt), such acquisition shall be done at the “intrinsic value” (innerer Wert) of the Shares (the “Intrinsic Value”). If the Pledgors and the Security Agent do not reach an agreement on the Intrinsic Value” within 10 Business Days from the date of the Security Agent’s first proposal, the Intrinsic Value shall be determined by an independent expert (Schiedsgutachter) to be mutually appointed by the relevant parties. The expert’s determination of the Intrinsic Value shall be final. If the relevant parties cannot, within 10 Business Days from the date of the Security Agent’s first proposal, agree on the expert to be appointed, the independent expert shall be appointed by the president of the “TREUHANDKAMMER Schweizerische Kammer der Wirtschaftsprüfer und Steuerexperten” Zurich, Switzerland.

Upon the occurrence of an Enforcement Event, the Security Agent shall, after obtaining express written instructions from the Instructing Group or otherwise in accordance with the terms of the Intercreditor Agreement, have full discretion as to manner, time and place of enforcement of the Pledge. Each of the Pledgors shall cooperate and render (at its own cost and expense) all assistance, which the Security Agent considers necessary, in order to facilitate the enforcement of the Pledge.

Any money received or realized by the Security Agent from any enforcement of the Pledge shall be paid or applied in the order set out in clause 9 (Application of Proceeds) of the Intercreditor Agreement.

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Notwithstanding the foregoing and notwithstanding the provision of article 41 DEBA, the Security Agent shall be entitled to institute or pursue the enforcement of the Secured Obligations pursuant to regular debt enforcement proceedings without having first to institute proceedings for the realization of any security interest created to secure the Secured Obligations (Ausschluss des beneficium excussionis realis). The Parties agree in advance that a sale according to article 130 DEBA (Freihandverkauf) shall be admissible.

9.	Release of Pledge

The Pledge shall be automatically (a) terminated and cancelled and (b) the Shares or, in case of realization of the Shares, the remainder thereof, shall be released and returned to the Pledgors at their own cost and expense, at the earlier of (i) the day on which all Secured Obligations have been discharged in full and the Security Agent is satisfied (having made enquiries of and been informed by the Agents) that no further Secured Obligations are capable of arising and no amount paid to discharge the Secured Obligations is capable of being avoided or reduced in bankruptcy, insolvency or similar laws or (ii) the Release Date.

10.	Position of the Security Agent

The Security Agent has been duly appointed by each of the Pledgees under the Financing Agreement and the Intercreditor Agreement (in particular clause 10) to act as security agent. The Security Agent shall act, for the purpose of this Agreement, in its capacity as security agent in the name and on behalf of the Pledgees and is authorised to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with this Agreement together with any other incidental rights, powers, authorities and discretions as direct representative (direkter Stellvertreter) of the Pledgees. The Pledgors acknowledge such rights and powers and acknowledge in particular clause 10.5 of the Intercreditor Agreement (No independent power).

The Security Agent performs this Agreement and exercises the rights of the Pledgees arising hereunder, as direct representative (direkter Stellvertreter) of each of the Pledgees. Any action with respect to this Agreement taken by the Security Agent shall be construed as binding upon each of the Pledgees.

The Security Agent shall not, whether by virtue of this Agreement or by exercising any of its rights thereunder, owe any duty of care or fiduciary duty to the Pledgors or the Company.

The permissive rights of the Security Agent to take action under this Agreement shall not be construed an obligation or duty for it to do so.

Provided it complies with its obligations in this Agreement, the Security Agent is not required to have any regard to the interests of the Company.

In acting as Security Agent, the Security Agent shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by the Security Agent which is received or acquired by some other division or department or otherwise than in its capacity as Security Agent may be treated as confidential by the Security Agent and will not be treated as information possessed by the Security Agent in its capacity as such.

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In acting or otherwise exercising its rights or performing its duties under any of this Agreement, the Security Agent shall act in accordance with the provisions of the Intercreditor Agreement and shall, when required to grant a consent, exercise a discretion, take or omit to take any action, seek instruction or direction from the Instructing Group or Administrative Agent (as applicable and as provided in the Intercreditor Agreement). In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in the Intercreditor Agreement as if those provisions were set out in this Agreement, mutatis mutandis, and shall not incur any liability to the Pledgors, the Company or to any other Person.

The provisions of this Clause 10 shall survive any termination of this Agreement.

11.	Transfer of Rights and Obligations

The Pledgors may only transfer rights or obligations arising under this Agreement to third parties with the prior written consent of the Security Agent.

Each Finance Party and each Refinancing Party (as defined in the Intercreditor Agreement) which has become a party to a Secured Document after the date of this Agreement in accordance with the Secured Documents shall automatically become a party to this Agreement (Vertragspartei) (through the representation of the Security Agent), and thereby assume all rights and obligations of a Pledgee and each of the Pledgors explicitly consents to such Finance Party becoming a party to this Agreement (Vertragspartei), and thereby assuming all rights and obligations of a Pledgee.

Each Noteholder and Noteholder Trustee (as each such term is defined in the Intercreditor Agreement) shall have the benefit of the security created hereby in accordance with the terms of the Intercreditor Agreement.

12.	Indemnification

The Security Agent and each Pledgee shall not be liable for any loss or damage suffered by any of the Pledgors save, in the case of a Pledgee (other than the Security Agent), in respect of such loss or damage which is suffered as a result of the wilful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) of a Pledgee (other than the Security Agent). Notwithstanding anything to the contrary herein, any liability of each of the Pledgees towards each of the Pledgors under this Agreement shall not be joint and several (nicht solidarisch) but separate and independent.

13.	General Provisions

13.1	Costs and Expenses

With respect to costs and expenses, Clause 19 (Costs and Expenses) of the Financing Agreement shall apply and the provisions thereof are incorporated herein by reference (with such conforming changes as necessary for interpretation being deemed to be made for the purposes of this Agreement).

13.2	Notices

All notices or other communications to be given under or in connection with the Agreement shall be made pursuant to, and in accordance with, the provisions of the Finance Documents, in particular clause 34 (Notices) of the Financing Agreement and clause 17 (Notices) of the Intercreditor Agreement.

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13.3	Entire Agreement

This Agreement, including Annex 1 and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto. All references to this Agreement shall be deemed to include Annex 1 hereto.

13.4	Amendments and Waivers

This Agreement may only be amended or any provision thereof waived in accordance with the provisions of clause 19.2 (Amendments and Waivers: Transaction Security Documents) of the Intercreditor Agreement and by a document signed by all Parties or, in case of a waiver of any provision, by a document signed by the Party waiving such provision.

13.5	Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

13.6	Remedies Cumulative

No failure or delay on the part of the Security Agent to exercise any power, right or remedy hereunder operates as a waiver thereof, nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

13.7	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any of the Secured Documents or any document or agreement relating thereto shall affect the validity of the Pledge or the obligations which are imposed on each of the Pledgors pursuant to it.

14.	Governing Law and Jurisdiction

14.1	Governing Law

This Agreement (including matters as to the transfer of possession of any share certificates representing the Shares) shall be governed by and construed in accordance with the substantive laws of Switzerland.

14.2	Jurisdiction

All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the Courts of the City of Zurich, Switzerland, and shall, if possible, be adjudicated by the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, venue being Zurich 1.

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The Security Agent and the other Pledgees in addition have the right to institute legal proceedings against each of the Pledgors at any other competent court, in which case Swiss law shall nevertheless be applicable as provided in Article 14.1.

Signatures on next page

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Signatures
Bern, this 14/8/09

CEMEX S.A.B. de C.V.

/s/ Marc Grüninger
Name:	Marc Grüninger
Title:	Attorney in fact

Bern, this 14/8/09

CEMEX México, S.A. de C.V.

/s/ Marc Grüninger
Name:	Marc Grüninger	Name:
Title:	Attorney in fact	Title:

Bern, this 14/8/09

Interamerican Investments Inc.

/s/ Marc Grüninger
Name:	Marc Grüninger	Name:
Title:	Attorney in fact	Title:

Bern, this 14/8/09

Empresas Tolteca de Mexico, S. A. de C.V.

/s/ Marc Grüninger
Name:	Marc Grüninger	Name:
Title:	Attorney in fact	Title:

14/8/09, this _________________________

Share Pledge Agreement – Execution Version	16 /17

Wilmington Trust (London) Limited, acting in its capacity as Security Agent and acting in the name and on behalf of the Pledgees:

/s/ E. K. Lockhart
Name:	E.K. Lockhart
Title:

Share Pledge Agreement – Execution Version	17 /17

Annex 1

Details of Existing Shares

Shareholder	Share Issuer	Type of Share	Number of Certificates	Number of Shares	Par value of each Share
CEMEX	CEMEX TRADEMARKS HOLDING Ltd.	Registered Shares	3	949’126’121	CHF 1

CEMEX Mexico	CEMEX TRADEMARKS HOLDING Ltd.	Registered Shares	5	217’865’866	CHF 1

Interamerican	CEMEX TRADEMARKS HOLDING Ltd.	Registered Shares	2	8’424’037	CHF 1

Tolteca	CEMEX TRADEMARKS HOLDING Ltd.	Registered Shares	4	763’541’990	CHF 1

Total				1’938’958’014